Exhibit 99.1

ZILA, INC.	NEWS

5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release: 7/30/03	Contact: Doug Burkett, Ph.D. 602-266-6700

Zila Announces Second, Larger Ester-C® Production Expansion

     Phoenix, AZ, July 30 – Zila, Inc. announced today that its Zila Nutraceuticals division, makers of the Ester-C® brand of enhanced vitamin C, has completed phase one of its capacity expansion, projected to increase production output by 30%. Due to increased demand, the Company will now begin a second expansion that will double its original Ester-C production capacity by February 2004.

     Ron Fugate, VP and General Manager of Zila Nutraceuticals, said, “The accelerated capacity expansion is needed to meet the growing demand for Ester-C. The second expansion will cost approximately $550,000 and will provide us a total production capacity of approximately $60 million in Ester-C sales at current prices.”

     Fugate said that a number of factors are expected to fuel continued growth in Ester-C sales:

•	a planned 30% increase in media spending for fiscal 2004, beginning August 1, 2003, and new advertising that strengthens communication of Ester-C’s benefits and points of difference;

•	Zila plans to continue with Larry King as the brand’s national radio spokesperson for the 2003-2004 season;

•	several of America’s largest retailers have committed to feature Ester-C in high profile off-shelf displays nationwide during the heart of the cold and flu season this winter; and

•	an agreement with Pharmavite LLC, whose Nature Made® brand of vitamins and minerals is America’s number one brand in the food, drug and mass channels, for Pharmavite to become a new Zila customer and add Ester-C to its product line.

     Dr. Doug Burkett, Zila’s President, CEO and Chairman, stated “Zila Nutraceuticals is also finalizing development of Ester-E©, a high efficacy, differentiated vitamin E product, planned for launch in fiscal year 2004.”

     Zila Nutraceuticals is on track to achieve a 50 percent increase in net revenues for the fiscal year ended July 31, 2003, versus $19.6 million in revenues for fiscal 2002. Net revenues for Zila Nutraceuticals increased 27 percent in fiscal 2002 versus fiscal 2001.

     Dr. Burkett reiterated that Zila Inc.’s strategy remains to increase spending on growth initiatives with a goal to continue achieving overall breakeven to positive net cash flow for fiscal 2004.

     Zila, Inc., headquartered in Phoenix, is an international provider of healthcare and biotechnology products for dental/medical professionals and consumers. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C®, a branded, superior efficacy nutrition product.

•	Zila Pharmaceuticals, “The Oral Soft Tissue Experts” marketing ViziLite™ oral examination kits, Zilactin® OTC oral care products, and Peridex® prescription periodontal rinse.

     For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs, and thus affects the Company’s ability to achieve its goals of breakeven to positive net cash flow in fiscal 2004, and the future revenue and operating performance Zila Nutraceuticals, the expansion and strengthening of the patient portfolio for Ester-C® and future developments for other “Ester” vitamin products. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K and 10-K/A for its fiscal year ended July 31, 2002, and its Form 10-Q for the quarter ended April 30, 2003, filed with the Securities and Exchange Commission.